Exhibit 99.1

Contact:	Matthew Skelly
Vice President, Investor Relations
(215) 832-4120
(215) 546-5692 (fax)

ATLAS PIPELINE HOLDINGS, L.P.

REPORTS SECOND QUARTER 2010 RESULTS

Philadelphia, PA, August 2, 2010 – Atlas Pipeline Holdings, L.P. (NYSE: AHD) (the “Partnership”), the parent of the general partner of Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or “Atlas Pipeline”) and its subsidiaries, today reported its results for the quarter ended June 30, 2010. The Partnership, which at June 30, 2010 owned a 1.9% general partner interest, all of the incentive distribution rights, 5.8 million common units and 15,000 $1,000 par value 12% cumulative preferred limited partnership units of Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline.

On a GAAP basis, the Partnership had a net loss attributable to common limited partners of $1.1 million for the second quarter of 2010 compared with a net gain of $17.0 million for the prior year second quarter. The decreased earnings were primarily due to the gain on sale of assets and gain on sale of discontinued operations, net of non-controlling interest in the prior year second quarter. Please see today’s APL press release regarding its 2010 second quarter earnings for further information regarding its results.

“The recent Elk City transaction is not only positive for Atlas Pipeline, but also positive for the Partnership. Pending the successful close of the sale, the Partnership looks forward to participating in significant long-term growth through the Laurel Mountain joint venture and the remaining other core Mid-continent assets. We see long term distribution growth at Atlas Pipeline; which in turn produces accretive value to the Partnership. We look to maximize all of our business opportunities going forward, and are committed to enhancing value for unitholders,” stated Eugene Dubay, the Partnership’s Chief Executive Officer.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s second quarter 2010 results on Tuesday, August 3, 2010 at 9:00 am ET by going to the home page of Atlas Pipeline’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 12:00 pm ET on Tuesday, August 3, 2010. To access the replay, dial 1-888-286-8010 and enter conference code 11134056.

Atlas Pipeline Partners, L.P. is active in the gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, southern Kansas, northern and western Texas and the Texas panhandle, APL owns and operates eight active gas processing plants and a treating facility, as well as approximately 9,100 miles of active intrastate gas gathering pipeline. In Appalachia, APL is a 49% joint venture partner with Williams in Laurel Mountain Midstream, LLC, which manages a natural gas gathering system focused on the Marcellus Shale in southwestern Pennsylvania. For more information, visit the Partnership’s website at www.atlaspipelinepartners.com or contact investorrelations@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 1.9% general partner interest, all the incentive distribution rights and approximately 5.8 million common and 15,000 $1,000 par value 12% preferred limited partner units of Atlas Pipeline Partners, L.P.

Atlas Energy, Inc. is one of the largest independent natural gas producers in the Appalachian and Michigan Basins and a leading producer in the Marcellus Shale in Pennsylvania. Atlas Energy, Inc. is also the country’s largest sponsor and manager of tax-advantaged energy investment partnerships. Atlas Energy also owns 1.1 million common units in Atlas Pipeline Partners, L.P. and a 64% interest in Atlas Pipeline Holdings. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. We do not undertake any duty to update any forward-looking statement except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity prices and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

Financial Summary

(unaudited; in thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Natural gas and liquids	$230,941	$166,436	$491,890	$310,569
Transportation, processing and other fees – affiliates	155	6,429	331	16,497
Transportation, processing and other fees – third parties	14,544	14,433	28,623	29,324
Other income (loss), net	10,540	(15,841)	17,082	(10,691)

Total revenue and other income (loss), net	256,180	171,457	537,926	345,699

Costs and expenses:
Natural gas and liquids	186,796	129,676	393,459	264,421
Plant operating	15,694	14,128	31,228	27,951
Transportation and compression	232	2,791	421	6,122
General and administrative	6,419	6,938	16,628	16,705
Compensation reimbursement – affiliates	375	375	750	750
Depreciation and amortization	22,899	22,999	45,645	45,667
Interest	25,106	26,852	52,155	48,517

Total costs and expenses	257,521	203,759	540,286	410,133

Equity income in joint venture	888	710	2,350	710
Gain on asset sale	—	109,941	—	109,941

Income (loss) from continuing operations	(453)	78,349	(10)	46,217

Discontinued operations:
Gain on sale of discontinued operations	—	51,078	—	51,078
Earnings from discontinued operations	—	2,541	—	11,417

Income from discontinued operations	—	53,619	—	62,495

Net income (loss)	(453)	131,968	(10)	108,712
Income attributable to non-controlling interests	(945)	(652)	(2,262)	(1,121)
(Income) loss attributable to non-controlling interest in Atlas Pipeline Partners, L.P.	257	(114,330)	(233)	(93,688)

Net income (loss) attributable to common limited partners	$(1,141)	$16,986	$(2,505)	$13,903

Net income (loss) attributable to common limited partners per unit:
Basic:
Continuing operations	$(0.04)	$0.34	$(0.09)	$0.18
Discontinued operations	—	0.27	—	0.32

	$(0.04)	$0.61	$(0.09)	$0.50

Diluted:
Continuing operations	$(0.04)	$0.34	$(0.09)	$0.18
Discontinued operations	—	0.27	—	0.32

	$(0.04)	$0.61	$(0.09)	$0.50

Weighted average common limited partner units outstanding:
Basic	27,704	27,659	27,704	27,659

Diluted	27,704	27,659	27,704	27,659

Amounts attributable to common limited partners:
Continuing operations	$(1,141)	$9,547	$(2,505)	$5,034
Discontinued operations	—	7,439	—	8,869

Net income (loss) attributable to common limited partners	$(1,141)	$16,986	$(2,505)	$13,903

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